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                                                                     EXHIBIT 5.2


                                       September 17, 1998



Global Crossing Holdings Ltd.
Wessex House
45 Reid Street
Hamilton HM12, Bermuda

Ladies and Gentlemen:

        We have acted as counsel for Global Crossing Holdings Ltd., a corporation organized under the laws of Bermuda (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of U.S.$800,000,000 aggregate principal amount of its 9-5/8% Senior Notes due 2008 (the "Exchange Notes"), guaranteed (the "Guarantees") by the entities listed on Schedule A hereto (collectively, the "Guarantors"). The Exchange Notes are to be offered by the Company in exchange for (the "Exchange Offer") U.S.$800,000,000 aggregate principal amount of its outstanding 9-5/8% Senior Notes due 2008 (the "Notes"). The Notes have been, and the Exchange Notes will be, issued under an Indenture, dated as of May 18, 1998 (the "Indenture"), among the Company, the Guarantors and United States Trust Company of New York, as Trustee.

        We have examined the Registration Statement and the Indenture which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we
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Global Crossing Holdings Ltd.           -2-                September 17, 1998

have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        We have further assumed, with your consent and without independent investigation or inquiry, that, with respect to each of the parties to the Indenture, the Exchange Notes and the Guarantees, as the case may be, other than Global Crossing Development Co., a corporation organized under the laws of the State of Delaware ("GCDC") and Global Crossing Marketing USA Inc., also a corporation organized under the laws of the State of Delaware ("GCM-USA") (collectively, the "Delaware Guarantors"), (i) such person was duly organized and is validly existing under the laws of the jurisdiction in which it was organized, (ii) such person has the power and authority to execute the Indenture, the Exchange Notes and the Guarantees, as the case may be, to which it is a party and to take all actions contemplated to be taken by it thereunder and (iii) such person has duly authorized, executed and delivered the Indenture, the Exchange Notes and the Guarantees, as the case may be, to which it is a party in accordance with the charter or other organizational documents of such person.
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Global Crossing Holdings Ltd.           -3-                September 17, 1998

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

        1. When (1) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), (2) the Board of Directors of the Company, a duly constituted and acting committee thereof or duly authorized officers thereof have taken all necessary corporate action to approve the issuance and terms of the Exchange Notes and related matters, and (3) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange Offer, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

        2. When (1) the Indenture has been duly qualified under the Trust Indenture Act, (2) the Board of Directors of the Company, a duly constituted and acting committee thereof or duly authorized officers thereof have taken all necessary corporate action to approve the issuance and terms of the Exchange Notes, the terms of the Exchange Offer and related matters, (3) the Board of Directors of each Guarantor, a duly constituted and acting committee thereof or duly authorized officers thereof have taken all necessary corporate action to approve the issuance and terms of such Guarantor's Guarantee and (4) the Exchange Notes and the Guarantees endorsed thereon have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange Offer, each Guarantor's Guarantee will constitute a valid and legally binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms and entitled to the benefits of the Indenture.

        Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the laws of the State of New York and the
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Global Crossing Holdings Ltd.           -4-                September 17, 1998


federal laws of the United States. Insofar as the opinions set forth herein relate to issues governed by the laws of Bermuda, we have assumed the correctness of the opinion of Appleby, Spurling & Kempe, as to issues governed by the laws of England, we have assumed the correctness of the opinion of Wiggin and Co and as to issues governed by the laws of the Cayman Islands, we have assumed the correctness of the opinion of W.S. Walker & Company, all of which are also filed as exhibits to the Registration Statement.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                 Very truly yours,

                                 /s/ Simpson Thacher & Bartlett

                                 SIMPSON THACHER & BARTLETT
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                                  SCHEDULE A


Guarantors
----------


Global Crossing Ltd.
Global Telesystems Holdings Ltd.
Global Crossing International, Ltd
Global Crossing Holdings U.K. Ltd.
Global Crossing Marketing U.K. Ltd.
Global Crossing Development Co.
Global Crossing Marketing USA Inc.
Global Crossing Ltd., LDC